March 31, 2005

Mr. William Turner
Audit Committee Chairman
Standard Motor Products, Inc.
37-18 Northern Boulevard
Long Island City, NY 11101


Audit Committee Members:

This letter is provided for inclusion as an exhibit to Standard's Motor Products, Inc.'s Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and issued our report thereon dated March 31, 2005. Note 1 to the financial statements describes a change in accounting principle for customer acquisition costs effective October 1, 2004 that is reflected in the financial statements as of January 1, 2004. Historically, the Company accounted for customer acquisition costs as a prepaid asset due to certain exclusivity arrangements with the customers and those prepaid amounts were amortized ratably as a charge to revenue over the subsequent 12-month period. The Company determined that it is a preferable accounting method to reflect the customer acquisition costs as a reduction of revenue when incurred as described in EITF Issue 01-9. In connection with our audit of the above mentioned financial statements, we have evaluated the circumstances and the business judgment and planning which formulated your basis to make the change in accounting principle.

It should be understood that the preferability of one method of accounting over another has not been addressed in any authoritative accounting literature and, in expressing our concurrence below; we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K and our discussions with management as to their judgment about the relevant business factors relating to the change, we concur with management that such change represents the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion
No. 20.


Very truly yours,


GRANT THORNTON LLP